NOTE PURCHASE AGREEMENT

Dated as of May 29, 2015

By and among

FIDELITY BANK

and

[●]

TABLE OF CONTENTS
Page
Article I PURCHASE; CLOSING1
Section 1.1Purchase.    1
Section 1.2Closing.    1

REPRESENTATIONS AND WARRANTIES	4
Section 2.1Disclosure.    4
Section 2.2Representations and Warranties of the Company.    5
Section 2.3Representations and Warranties of Purchaser.    9
Section 2.4Legend.    13
Section 2.5Transfer Taxes.    13
Section 2.6Secondary Market Transactions.    14
Section 2.7Rule 144A Information.    14
Section 2.8Bloomberg.    14

TERMINATION	14
Section 3.1Termination.    14
Section 3.2Effects of Termination.    15

MISCELLANEOUS	15
Section 4.1Survival.    15
Section 4.2Expenses.    15
Section 4.3Amendment; Waiver.    16
Section 4.4Counterparts.    16
Section 4.5Governing Law.    16
Section 4.6WAIVER OF JURY TRIAL.    16
Section 4.7Notices.    17
Section 4.8Entire Agreement, Etc.    17
Section 4.9Interpretation; Other Definitions.    18
Section 4.10Captions.    19
Section 4.11Severability.    19
Section 4.12No Third Party Beneficiaries.    19
Section 4.13Time of Essence.    19
Section 4.14Public Announcements.    19
Section 4.15Specific Performance.    20

INDEX OF DEFINED TERMS
Section
Action        2.2(e)
Affiliate        4.9(a)
Agreement        Preamble
Annual Financial Statements        2.2(f)
Bank        2.2(b)
BHC Act        2.2(a)
Closing        1.2(a)
Closing Date        1.2(a)
Company        Preamble
Company Reports        2.2(g)
Disclosure Letter        2.1(a)
ERISA        2.3(j)
Exchange Act        2.7
FDIC        2.2(b)(ii)
Financial Statements        2.2(f)
GAAP        2.1(b)
Governmental Entity        1.2(b)(i)
Interim Financial Statements        2.2(f)
Investment        Recitals
Investment Manager        2.3(g)
Law        2.2(j)
Liens        2.2(c)(ii)
Material Adverse Effect        2.1(b)
Parent        2.2(a)
Person        4.9(g)
Placement Agent        4.9(h)
Plan        2.3(j)
Previously Disclosed        2.1(c)
Purchase Price        1.2(a)(iii)
Purchaser        Preamble
Regulatory Agreement        2.2(k)
Required Approvals        1.2(b)(ii)(4)
Secondary Market Transaction        2.6
Secretary’s Certificate        1.2(b)(ii)(6)
Securities Act        2.2(o)
Subordinated Notes        Recitals
Tax Return        4.9(i)
Transaction Documents        4.9(j)

LIST OF SCHEDULES AND EXHIBITS

Schedule A:    Schedule of Purchasers

Exhibit A:    Form of Note
Exhibit B:    Form of Secretary’s Certificate

This NOTE PURCHASE AGREEMENT, dated as of May 29, 2015 (this “Agreement”), is by and between FIDELITY BANK, a Georgia chartered state bank (the “Company”), and the purchaser named on Schedule A ( “Purchaser”).
BACKGROUND

The Company intends to sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment (the “Investment”) in the Company, Fixed/Floating Rate Subordinated Notes due 2030 in the aggregate principal amount of $[●] in the form set forth on Exhibit A (the “Subordinated Notes”) from the Company evidencing unsecured, subordinated debt of the Company. The aggregate purchase price of the Subordinated Notes is intended to constitute Tier 2 Capital (as defined in the Subordinated Note) of the Company. The Company intends to sell to other purchasers, on or about the Closing, other Subordinated Notes that have an aggregate principal amount (and purchase price) of $[●] so that the aggregate principal amount of Subordinated Notes to be sold by the Company on or about the Closing is $75,000,000.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article I
PURCHASE; CLOSING
Section 1.1    Purchase    .
On the terms and subject to the conditions set forth herein, Purchaser will purchase from the Company, and the Company will sell to Purchaser the Subordinated Notes. The principal amount of the Subordinated Note to be purchased by Purchaser is set forth next to such Purchaser’s name on Schedule A. The purchase price to be paid by Purchaser for the Subordinated Note to be issued to Purchaser is also set forth next to such Purchaser’s name on Schedule A. The initial wire instructions for payment of interest and principal by the Company to the Purchaser shall be set forth on the signature page attached to this Agreement, subject to change by written notice delivered by the Purchaser to the Company.
Section 1.2    Closing    . Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the sale and purchase of the Subordinated Notes referred to in Section 1.1 by Purchaser pursuant hereto (the “Closing”) shall occur at 9:00 a.m., New York time, on May 29, 2015 subject to satisfaction or waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), at the offices of Covington & Burling LLP, located at One CityCenter, 850 Tenth Street, NW, Washington, DC 20001, or remotely via the electronic or other exchange of documents and signature pages, or such other date or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date.”
(a)    Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing in Section 1.2(b), at the Closing:
(i)    The Company will deliver to its transfer agent a Global Subordinated Note, fully executed, in an aggregate principal amount of the Purchase Price;
(ii)    On behalf of the Company, the Company’s transfer agent by way of book-entry shall deliver to Purchaser the Subordinated Notes in the denominations set forth on Schedule A; and
(iii)    Purchaser will deliver the amount set forth next to its name and designated as its “Purchase Price” on Schedule A to the Company by wire transfer of immediately available funds to the account provided to Purchaser by the Company, with the aggregate principal amount of such Subordinated Notes equaling $[●]. The aggregate payments by Purchaser on the Closing Date shall equal $[●] (the “Purchase Price”).
(b)    Closing Conditions.
(i)    The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the fulfillment or written waiver by the Purchaser or the Company, as applicable, prior to the Closing that no provision of any applicable

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law or regulation, and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict Purchaser or its Affiliates from owning any of the Subordinated Notes in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”), and no written notice shall have been issued and not withdrawn by any federal or state banking regulator of competent jurisdiction seeking to effect any of the foregoing; and
(ii)    The obligation of Purchaser to consummate the purchase of the Subordinated Notes to be purchased by them at Closing is also subject to the fulfillment by the Company or written waiver by the Purchaser prior to the Closing of each of the following conditions:
(1)    the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect (and except that representations and warranties made as of a specified date shall be true and correct as of such date);
(2)    the Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date;
(3)    Purchaser shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(b)(ii)(1) and Section 1.2(b)(ii)(2) have been satisfied;
(4)    any governmental and other consents, approvals, authorizations, non-objections, applications, registrations and qualifications that are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement and the performance of the Company’s obligations thereunder (the “Required Approvals”) shall have been made or been obtained and shall be in full force and effect as of the Closing Date;
(5)    since the date hereof, no Material Adverse Effect shall have occurred;
(6)    at the Closing, the Company shall deliver to Purchaser a certificate of the Secretary of the Company, in the form attached hereto as Exhibit B (the “Secretary’s Certificate”), dated as of the Closing Date, (i) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the issuance of the Subordinated Notes under this Agreement and (ii) certifying the names of the officers of the Company authorized to execute this Agreement, the Subordinated Notes, the certificate contemplated by Section 1.2(b)(ii)(3) and

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the other documents provided for in this Agreement, together with a sample of the true signature of each such officer; and
(7)    prior to, or contemporaneously with the Closing, the Company shall have received binding subscriptions from other purchasers so that the aggregate principal amount of Subordinated Notes to be sold by the Company on or about the Closing is at least $70,000,000.
(iii)    The obligation of the Company to effect the Closing is subject to the fulfillment or written waiver by the Company prior to the Closing of the following additional conditions:
(1)    the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects on and as of the Closing Date, except where the failure of such representations and warranties to be shall true and correct (without regard to any materiality qualifications contained therein) would not materially adversely affect the ability of such Purchaser to perform its obligations hereunder;
(2)    Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date; and
(3)    the Company shall have received a certificate signed on behalf of the Purchaser by a duly authorized person certifying to the effect that the conditions set forth in Sections 1.2(b)(iii)(l) and 1.2(b)(iii)(2) have been satisfied.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1    Disclosure    .
(c)    On or prior to the date hereof, the Company delivered to Purchaser a letter (a “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or to one or more covenants contained in Article III; provided, that if such information is disclosed in such a way as to make its relevance or applicability to another provision of this Agreement reasonably apparent on its face, such information shall be deemed to be responsive to such other provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Letter shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)    As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company. As used in this Agreement, the term “Material Adverse Effect” means any fact, change, circumstance or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in laws, rules and regulations of general applicability or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of Purchaser, including expenses incurred by the Company in consummating the transactions contemplated by this Agreement, (D) changes in general economic, monetary or financial conditions affecting financial institutions or their market prices generally, including changes in prevailing interest rates, credit markets, secondary mortgage markets, or housing price appreciation/depreciation trends, (E) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance for any period ending after December 31, 2014 (but not excluding the underlying causes of such failure) and (G) the public disclosure of this Agreement or the transactions contemplated by this Agreement; provided, further, that if any event described in clause (A), (B), (D) or (E) of this Section 2.1(b) occurs and such event has a materially disproportionate effect on the Company relative to other banks, savings associations and their holding companies in the United States, then such event will be deemed to have had a Material Adverse Effect.
(e)    “Previously Disclosed” with regard to a party means information set forth on its Disclosure Letter.
Section 2.2    Representations and Warranties of the Company    .
Except as Previously Disclosed, the Company hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are as of a specific date, which shall be made as of that date), that:
(a)    Organization and Authority of the Company. The Company is a direct, wholly owned subsidiary of Fidelity Southern Corporation, a Georgia corporation (the “Parent”), is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where any failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has the corporate or other organizational power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is authorized by the Georgia Department of Banking and Finance to engage in the business of banking as a Georgia state chartered bank.
(b)    Subsidiaries.
(i)    The Parent owns all of the issued and outstanding capital stock of the Company free and clear of any Liens and the Parent has sole control over the Company.
(ii)    The Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. The deposit accounts of the Company are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act, as amended, and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions).
(c)    Authorization; No Conflicts.
(i)    The Company has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company has duly approved the agreements and the transactions contemplated by the Transaction Documents, including the Investment. No other corporate proceedings are necessary for the execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby. This Agreement has been and, the other Transaction Documents will have been, at the Closing duly and validly executed and delivered by the Company, assuming due authorization, execution and delivery by Purchaser and the other parties thereto, are, or in the case of documents executed after the date of this Agreement, will be, upon execution, the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law).
(ii)    Neither the execution and delivery by the Company of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”) upon any of the properties or assets of the Company, under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws (or similar governing documents) of the Company or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, arrangement, agreement or other instrument or obligation to which the Company is a party or by which it may be bound, or to which the Company, or any of the properties or assets of the Company may be subject, or (B) violate any Law applicable to the Company or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) of this paragraph for such violations, conflicts and breaches as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(iii)    The execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby, and compliance by the Company with any of the provisions hereof or thereof requires the approval or ratification of Parent, which has already been obtained.
(d)    Consents. Other than the Georgia Department of Banking and Finance and the securities or blue sky laws of the various states, no consent of any Governmental Entity or any other Person is necessary for the execution and delivery of the Transaction Documents or for the consummation by the Company of the transactions contemplated hereby and thereby.
(e)    Litigation and Other Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened claim, action, suit, arbitration, complaint, charge or investigation or proceeding (each an “Action”) against the Company or any of its assets, rights or properties, nor is the Company a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or government agency, or instrumentality. There is no Action by the Company pending or which the Company intends to initiate (other than collection claims in the ordinary course of business). There has not been during the past five years, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by any Governmental Entity involving the Company. The Company is in compliance in all material respects with all existing decisions, orders, and agreements of or with Governmental Entities to which it is subject or bound.
(f)    Financial Statements. Each of the consolidated balance sheets of the Company as of March 31, 2015, December 31, 2014 and December 31, 2013 and the related consolidated statements of income (loss), statements of shareholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, for the each of the years in the three-year period ended December 31, 2014 and three-month period ended March 31, 2015, previously provided or made available to Purchaser (the “Annual Financial Statements”), the Call Report of the Company as of March 31, 2015 as filed with the FDIC (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”)) (1) have been prepared from, and are in accordance with, the books and records of the Company, (2) complied, as of their respective date of such filing, in all material respects with applicable accounting requirements, (3) have been prepared in accordance with GAAP applied on a consistent basis, and (4) present fairly in all material respects the consolidated financial position of the Company at the dates and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company for the periods stated therein (subject to the absence of notes and recurring year-end audit adjustments not material to the financial condition to the Company).
(g)    Reports. Since December 31, 2013, the Company has filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be.
(h)    No Undisclosed Liabilities. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (1) liabilities adequately reflected or reserved against in accordance with GAAP in the Company’s balance sheet as of March 31, 2015 and (2) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since March 31, 2015 and that have not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(i)    Absence of Certain Changes. Since January 1, 2015, (1) the Company has conducted its business in all material respects in the ordinary and usual course of business consistent with past practices, (2) the Company has not incurred any material liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (3) through (and including) the date of this Agreement, no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (4) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company is a party and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(j)    Compliance with Laws. The Company has all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company. The Company has complied in all material respects and (1) is not in default or violation in any respect of, (2) to the Company’s Knowledge, is not under investigation with respect to, and (3) to the Company’s Knowledge, has not been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity (each, a “Law”), other than such noncompliance, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company. As of the date hereof, the Company has a Community Reinvestment Act rating of “satisfactory” or better.
(k)    Agreements with Regulatory Agencies. (1) The Company (A) is not subject to any cease-and-desist or other similar order or enforcement action issued by, (B) is not a party to any written agreement, consent agreement or memorandum of understanding with, (C) is not a party to any commitment letter or similar undertaking to, and (D) is not subject to any capital directive by, and (2) since December 31, 2014, the Company has not adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company been advised since December 31, 2014 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.
(l)    Environmental Laws. The Company (1) is in compliance with any and all Environmental Laws, (2) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct their business, (3) is in compliance with all terms and conditions of any such permit, license or approval, (4) has not owned or operated any property that has been contaminated with any Hazardous Substance that would reasonably be expected to result in liability pursuant to any Environmental Law, (5) to the Knowledge of the Company, is not liable for Hazardous Substance disposal or contamination on any third party property, (6) has not received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law, and (7) is not subject to any circumstances or conditions that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property in connection with any Environmental Law, except where, in each of the foregoing clauses, the failure to so comply would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(m)    Taxes.
(i)    All material Tax Returns required to be filed by, or on behalf of, the Company and Parent have been timely filed, or will be timely filed, in accordance with all Laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects. The Company and Parent have timely paid all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, have made adequate provisions in accordance with GAAP. There are no Liens with respect to Taxes upon any of the assets or properties of the Company or Parent other than with respect to Taxes not yet due and payable.
(ii)    No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or Parent, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or Parent. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company or Parent files Tax Returns that are or may be subject to material taxation by that jurisdiction.
(n)    Brokers and Finders. Except for the Placement Agent, neither the Company nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with the Transaction Documents or the transactions contemplated hereby or thereby.
(o)    Offering of Securities. Assuming the accuracy of the representations and warranties of the Purchaser as set forth in this Agreement, it is not necessary in connection with the offer, sale and delivery of the Subordinated Notes to register the offer and sale of the Subordinated Notes to the Purchaser under the Securities Act of 1933, as amended (the “Securities Act”).
(p)    Investment Company Status. The Company is not, and upon consummation of the transactions contemplated by the Transaction Documents will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
Section 2.3    Representations and Warranties of Purchaser    .
Except as Previously Disclosed, the Purchaser, severally, but not jointly, hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:
(a)    Organization and Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement on a timely basis, and such Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.
(b)    Authorization.
(iv)    Such Purchaser has the corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such Purchaser and the consummation of the transactions contemplated by this Agreement have been duly authorized by such Purchaser’s board of directors, general partner or managing members, as the case may be (if such authorization is required), and no further approval or authorization by any of its partners or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by such Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(v)    Neither the execution, delivery and performance by such Purchaser of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance by such Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership, certificate of formation, operating agreement or partnership agreement or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Purchaser is a party or by which it may be bound, or to which such Purchaser or any of the properties or assets of such Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Purchaser or any of its properties or assets except in the case of clauses (A) (ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect such Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement on a timely basis.
(vi)    No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by such Purchaser of the transactions contemplated by this Agreement.
(c)    Purchase for Investment. Such Purchaser acknowledges that the Subordinated Notes have not been registered under the Securities Act or under any state securities laws. Such Purchaser (1) is acquiring the Subordinated Notes pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Subordinated Notes to any person, (2) will not sell or otherwise dispose of any of the Subordinated Notes, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Subordinated Notes and of making an informed investment decision, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).
(d)    Financial Capability. At the Closing, such Purchaser shall have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.
(e)    Knowledge as to Conditions. As of the date of this Agreement, such Purchaser does not know of any reason why any Required Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation by it of the transactions contemplated by this Agreement will not be obtained.
(f)    Brokers and Finders. Neither such Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for such Purchaser, in connection with this Agreement or the transactions contemplated by this Agreement, in each case, whose fees the Company would be required to pay.
(g)    Investment Decision. Such Purchaser, or the duly appointed investment manager of such Purchaser (the “Investment Manager”), if applicable, has (1) reached its decision to invest in the Subordinated Notes independently from any other Person, (2) except with respect to other purchasers of the Subordinated Notes, has not entered into any agreement or understanding with any other Person to act in concert for the purpose of exercising a controlling influence over the Company or the Parent, including any agreements or understandings regarding the voting or transfer of shares of the Company, (3) except with respect to other purchasers of the Subordinated Notes, has not shared with any other Person proprietary due diligence materials prepared by such Purchaser or its Investment Manager or any of its other advisors or representatives (acting in their capacity as such) and used by its investment committee as the basis for purposes of making its investment decision with respect to the Company or the Parent, (4) has not been induced by any other Person to enter into the transactions contemplated by this Agreement, and (5) except with respect to other purchasers of the Subordinated Notes, has not entered into any agreement with any other Person with respect to the Investment. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to such Purchaser in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice. Such Purchaser has consulted such accounting, legal, tax and investment advisors as it has deemed necessary or appropriate in connection with its purchase of the Subordinated Notes. Purchaser further acknowledges and agrees that it is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of the Company made or contained in this Agreement. Purchaser acknowledges that it and its advisors have been furnished with all materials requested relating to the business, finances and operations of the Company and the Parent and the Purchaser and its advisors have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company and the Parent concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement. Furthermore, it acknowledges that (1) the Placement Agent has not performed any due diligence review on behalf of it, (2) the Placement Agent makes no representations or warranties to the Purchaser, and (3) nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice. Purchaser will purchase the Subordinated Note(s) directly from Issuer and not from the Placement Agent and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Subordinated Notes. Purchaser understands that the Placement Agent acts, and may act, as a finder, placement agent, underwriter, financial adviser, investment banker or in other capacities for other persons who wish to raise equity or debt capital or to buy, sell or finance businesses, make investments or engage in other transactions, that Placement Agent contacts, and may contact, the same potential investors or transaction counterparties on behalf of multiple persons, and that potential conflicts of interest arise for Placement Agent, or may arise, as a result of such activities and relationships.
(h)    No Control. The Purchaser agrees that it shall have no right to exercise control over the Company as a result of its purchase or holding of the Subordinated Notes and agrees that neither it nor its affiliates shall acquire voting securities or otherwise contribute capital to the Company in amounts that would cause the Purchaser to be deemed to control the Company for purposes of the Change in Bank Control Act of 1978, as amended, or the BHC Act.
(i)    Reliance. The Purchaser understands and agrees that the Placement Agent will rely upon the truth and accuracy of the representations, warranties, covenants and agreements of the Purchaser as set forth in this Agreement in connection with the transactions contemplated by this Agreement, and the Purchaser agrees that if any of the representations, warranties, covenants and agreements made by the Purchaser in this Agreement are no longer accurate by the Closing, the Purchaser shall promptly notify the Placement Agent and the Company.
(j)    ERISA. Purchaser is not an employee benefit plan, individual retirement account or other plan or arrangement subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code (each, a “Plan”), or an entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity, and it understands that no person investing “plan assets” of any Plan may acquire or hold a Subordinated Note or any interest therein, unless such purchaser or holder is eligible for the exemptive relief available under U.S. Department of Labor prohibited transaction class exemption 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption or its purchase and holding of such Subordinated Note, or any interest therein, are not prohibited by Section 406 of ERISA or Section 4975 of the Code with respect to such purchase and holding.
Section 2.4    Legend    .
Purchaser agrees that the form of the Subordinated Notes or other instruments, if any, representing the Subordinated Notes will bear a legend and with respect to any Subordinated Notes held in book-entry form, the transfer agent of the Company will record a legend on the register substantially to the following effect:
THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE NOTE PURCHASE AGREEMENT AND THE TERMS OF THE SECURITIES, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO FIDELITY BANK, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE EXEMPT FROM REGISTRATION PURSUANT TO SECTION 3(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED.

THIS SECURITY IS NOT A DEPOSIT OR BANK ACCOUNT. THIS SECURITY IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY, AND IS SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF DEPOSITORS, IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE BANK, AND IS NOT SECURED.

Section 2.5    Transfer Taxes    .
On the Closing Date, all transfer or other similar taxes which are required to be paid in connection with the initial sale of the Subordinated Notes to be sold to the Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with.
Section 2.6    Secondary Market Transactions    .
Purchaser shall have the right at any time and from time to time to securitize the Subordinated Note or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Subordinated Note (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, the Company shall use all commercially reasonable efforts to cooperate with Purchaser in good faith, and otherwise provide commercially reasonable assistance to Purchaser in satisfying the market standards to which Purchaser customarily adheres or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transactions. All information regarding the Company may be furnished, without liability to Purchaser, to any Person deemed necessary by Purchaser in connection with such Secondary Market Transaction. All documents, financial statements, appraisals and other data relevant to the Company or the Subordinated Note may be exhibited to and retained by any such Person. Notwithstanding the foregoing, the Company shall not be required to furnish to Purchaser or any other Person any material non-public information and Purchaser hereby agrees that the Company shall not be responsible for any costs and expenses with respect to any Secondary Market Transaction.
Section 2.7    Rule 144A Information    .
While any Note remains “restricted securities” within the meaning of the Securities Act, the Company will make available, upon request, to any seller of such Subordinated Note the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Section 2.8    Bloomberg    .
Within 30 days after Closing, Company will utilize its commercially reasonable efforts to have the Subordinated Notes quoted on Bloomberg.
ARTICLE III
TERMINATION
Section 3.1    Termination    .
This Agreement may be terminated prior to the Closing:
(q)    by mutual written agreement of the Company and Purchaser;
(r)    by the Company or Purchaser, upon written notice to the other parties, in the event that the Closing does not occur on or before June 30, 2015; provided, that the right to terminate this Agreement pursuant to this Section 3.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(s)    by the Company or Purchaser, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;
(t)    by Purchaser, upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(b)(ii)(1) or Section 1.2(b)(ii)(2) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 3.1(b); or
(u)    by the Company, upon written notice to Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by any Purchaser in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(b)(iii)(1) or Section 1.2(b)(iii)(2) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 3.1(b).
Section 3.2    Effects of Termination    .
In the event of any termination of this Agreement as provided in Section 3.1, this Agreement (other than this Article III and Article IV, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall relieve any party from liability for intentional breach of this Agreement.
ARTICLE IV
MISCELLANEOUS
Section 4.1    Survival    .
Each of the representations and warranties set forth in this Agreement shall not survive the Closing under this Agreement. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative, other than those which by their terms are to be performed in whole or in part prior to or on the Closing Date, which shall terminate as of the Closing Date.
Section 4.2    Expenses    .
Except as otherwise provided in this Section 4.2, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except that at the Closing the Company shall bear, and upon request by Purchaser, reimburse each Purchaser (or group of Affiliated Purchasers) that purchases Subordinated Notes with an initial principal amount of at least $20,000,000 for, all reasonable out-of-pocket fees and expenses of attorneys incurred by each Purchaser and their Affiliates in connection with the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement for a flat fee of $20,000.
Section 4.3    Amendment; Waiver    .
No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 4.4    Counterparts    .
For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.
Section 4.5    Governing Law    .
This Agreement will be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the City of Atlanta, State of Georgia for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated by this Agreement. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.7 shall be deemed effective service of process on such party.
Section 4.6    WAIVER OF JURY TRIAL    .
EACH OF THE PARTIES HERETO HEREBY, KNOWINGLY AND VOLUNTARILY, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE SUBORDINATED NOTES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE SUBORDINATED NOTES.
Section 4.7    Notices    .
Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(i)	If to Purchaser at the address set forth on the signature page attached to this Agreement.
(ii)    If to the Company:
Fidelity Bank
3490 Piedmont Road, Suite 1550
Atlanta, GA 30305
Attention: Stephen H. Brolly
Telephone: (404) 639-6500
Fax: (404) 240-1518
Email: steve.brolly@lionbank.com
with a copy to (which copy alone shall not constitute notice):
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Suite 2000
Memphis, TN 38103
Attention: Jackie G. Prester
Telephone: (901) 577-8114
Fax: (901) 577-0762
Email: jprester@bakerdonelson.com

Section 4.8    Entire Agreement, Etc    .
(a)    This Agreement (including the Exhibits and Disclosure Letter hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and
(b)    this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that Purchaser may assign its rights and obligations under this Agreement to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder.
Section 4.9    Interpretation; Other Definitions    .
Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:
(a)    the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;
(b)    “business day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed;
(c)    the term “Code” means the Internal Revenue Code of 1986, as amended;
(d)    the terms “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
(e)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
(f)    the term “Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge after due inquiry of the Chief Executive Officer, the President or the Chief Financial Officer of the Company;
(g)    the term “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;
(h)    the term “Placement Agent” means Keefe, Bruyette & Woods, Inc.
(i)    the term “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any income Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated Tax;
(j)    the term “Transaction Documents” means this Agreement and the Subordinated Note, as the same may be amended or modified from time to time.
Section 4.10    Captions    .
The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
Section 4.11    Severability    .
If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
Section 4.12    No Third Party Beneficiaries    .
Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies.
Section 4.13    Time of Essence    .
Time is of the essence in the performance of each and every term of this Agreement.
Section 4.14    Public Announcements    .
Subject to each party’s disclosure obligations imposed by Law, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and except as otherwise permitted in the next sentence, neither the Company nor Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and all parties shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. In the event a party hereto is advised by its outside legal counsel that a particular disclosure is required by Law, such party shall be permitted to make such disclosure but shall be obligated to use its commercially reasonable efforts to consult with the other parties hereto and take their comments into account with respect to the content of such disclosure before issuing such disclosure.
Section 4.15    Specific Performance    .
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
[signatures on following page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMPANY:
FIDELITY BANK

By:
Name: Stephen Brolly
Title: Chief Financial Officer

[Purchaser Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PURCHASER:
[•]

By:
Name:
Title:

Purchaser’s Address for notice purposes:

Wire Transfer Instructions for Payments
to Purchaser under the Subordinated Notes:

SCHEDULE A

SCHEDULE OF PURCHASERS

Name of Purchaser	Principal Amount Of Subordinated Notes To Be Purchased	Purchase Price
[•]	[•]	[•]

4